UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 26, 2007

WORLD TRANSPORT AUTHORITY, INC.

(Exact name of registrant as specified in its charter)

Alberta

(State or other jurisdiction of incorporation)

000-23693

(Commission File Number)

98-044-0800

(IRS Employer Identification No.)

2710 Thomas Avenue, Cheyenne, WY 82001

(Address of principal executive offices and Zip Code)

(307) 778-4764

Registrant's telephone number, including area code

2424 Pioneer Ave., Suite 405, Cheyenne, WY 82001

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2007, we entered into a Memorandum of Understanding with The Nutmeg Group, LLC, whereby The Nutmeg Group agreed to identify a suitable target business to enter into an agreement with our company. The Memorandum of Understanding contemplates that, upon the identification of such target, the target and our company will enter into a share exchange agreement, whereby the selling shareholders of the target will transfer all of the target’s shares to our company in consideration for the issuance, by our company, of such number of our common shares equal to 93% of the issued and outstanding common shares in the capital of our company.

The Memorandum of Understanding contemplates that the closing of the share exchange agreement will be conditional upon certain conditions precedent, including the following:

(a)	the resignation of the current board of directors and management team and the appointment of a new board and management team;

(b)	the payment of an outstanding promissory note;
(c)	our company entering into indemnity agreements with our current directors and officers;
(d)

our company entering into a consulting agreement with Bill Kennedy, the Chief Executive Officer of our company, whereby Bill Kennedy will provide consulting services to the new board and management team in consideration for a monthly consulting fee of $5,000;

(e)	the settlement by our company of certain indebtedness through the issuance of common shares in the capital of our company; and
(f)	the granting of two year anti-dilution rights to our current shareholders.

We can offer no assurance that the Nutmeg Group will be successful in identifying a suitable target business with which our company may enter into a share exchange agreement, nor can we offer any assurance that such agreement, if entered into with a suitable target business, will in fact close.

Item 9.01 Financial Statements and Exhibits.

10.1	Memorandum of Understanding dated July 26, 2007, between our company and The Nutmeg Group, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD TRANSPORT AUTHORITY, INC.

/s/ William C. Kennedy

William C. Kennedy

Chief Executive Officer

Date: September 21, 2007

CW1427615.1